EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary		Jurisdiction
1.	Interliant Acquisition Corp	Delaware
2.	Interliant Association Solutions, Inc	Delaware
3.	Interliant Consulting and Professional Services, Inc	Massachusetts
	Interliant Services, Inc	Ohio
	rSP Insurance Agency, Inc	Ohio
	Soft Link Holding Corp	Delaware
	SL Successor Corp	Minnesota
4.	Interliant International, Inc	Delaware
	Interliant UK Holdings Limited	United Kingdom
	Interliant UK Limited	United Kingdom
5.	Interliant Texas, Inc	Delaware
6.	The Jacobson Consulting Group, Inc	Delaware
7.	TP Successor Corp	Delaware